Exhibit 99.1

                 Zumiez Inc. Reports November 2006 Sales Results

                   Net Sales Increased 43.9% to $25.9 Million

              November 2006 Comparable Store Sales Increased 12.1%

     EVERETT, Wash.--(BUSINESS WIRE)--Nov. 29, 2006--Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended November 25, 2006 increased 43.9% to $25.9 million, compared to $18.0 million for the four-week period ended November 26, 2005. The company's comparable store sales increased 12.1% for the four-week period, versus a comparable store sales increase of 18.8% in the year ago period.

     To hear the Zumiez prerecorded November sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number #6130350.

     About Zumiez Inc.

     Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. We currently operate 236 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.


     CONTACT: Zumiez Inc.
              Brenda Morris
              Chief Financial Officer
              425-551-1564
              or
              Investor:
              Integrated Corporate Relations
              Chad Jacobs/David Griffith
              203-682-8200